Exhibit H

BALANCE SHEET—DECEMBER 31, 2004

(000’s)

	Allegheny Energy Supply Hunlock Creek, LLC	Allegheny Energy Supply Gleason Generating Facility, LLC	Allegheny Energy Supply Wheatland Generating Facility, LLC	Allegheny Energy Supply Lincoln Generating Facility, LLC	Acadia Bay Energy Company, LLC
ASSETS
Current assets:
Cash and cash equivalents	1,108	1,942	2,255	0	0
Accounts receivable:
Wholesale and other	0	0	0	0	0
Affiliates, net	0	1,022	739	0	37,738
Materials and supplies	0	922	715	0	0
Fuel, including stored gas	0	0	0	0	0
Taxes receivable	110	33,656	27,003	0	24,782
Restricted funds	0	0	0	0	0
Other current assets	0	600	0	0	0

Total Current Assets	1,218	38,142	30,712	0	62,520

Property, plant and equipment:
In service, at original cost	0	321,789	300,678	0	0
Accumulated depreciation	0	(34,413)	(32,294)	0	0

Subtotal	0	287,376	268,384	0	0
Construction work in progress	0	1,598	0	0	0

Net Property, Plant and Equipment	0	288,974	268,384	0	0

Investments and other assets:
Unregulated investments	14,054	0	0	0	0
Deferred charges:
Deferred income taxes	611	0	0	0	4,455
Other deferred charges	0	34,228	0	0	0

Total Deferred Charges	611	34,228	0	0	4,455

Total assets	15,883	361,344	299,096	0	66,975

Exhibit H

BALANCE SHEET—DECEMBER 31, 2004

(000’s)

	Allegheny Energy Supply Hunlock Creek, LLC	Allegheny Energy Supply Gleason Generating Facility, LLC	Allegheny Energy Supply Wheatland Generating Facility, LLC	Allegheny Energy Supply Lincoln Generating Facility, LLC	Acadia Bay Energy Company, LLC
CAPITALIZATION AND LIABILITIES
Current liabilities:
Long-term debt due within 1 year	0	0	0	0	0
Accounts payable	247	2,806	17	0	19
Accounts payable to affiliates	514	0	0	0	0
Deferred income taxes	12	0	0	0	0
Accrued taxes	0	(2,947)	(2,941)	0	0
Accrued interest	0	0	0	0	113
Contract termination costs	0	0	0	0	0
Other current liabilities	0	0	0	0	0

Total Current Liabilities	773	(141)	(2,924)	0	132

Long-term notes and advances—affiliated	0	0	0	0	2,720
Deferred credits and other liabilities:
Non-current income taxes payable	0	0	0	0	381
Deferred income taxes	0	47,254	40,721	0	0
Other	0	0	0	0	8,106

Total Deferred Credits and Other Liabilities	0	47,254	40,721	0	8,487

Capitalization:
Members equity	15,110	314,231	261,299	0	55,636

Total capitalization and liabilities	15,883	361,344	299,096	0	66,975

Exhibit H

STATEMENT OF OPERATIONS FOR YEAR ENDED DECEMBER 31, 2004

(000’s)

	Allegheny Energy Supply Hunlock Creek, LLC	Allegheny Energy Supply Gleason Generating Facility, LLC	Allegheny Energy Supply Wheatland Generating Facility, LLC	Allegheny Energy Supply Lincoln Generating Facility, LLC	Acadia Bay Energy Company, LLC
Operating revenues	0	12,847	11,214	15,990	0

Operating expenses
Fuel consumed in electric generation	0	12	257	1,514	0
Operations and maintenance	49	1,041	1,020	380,079	(2,882)
Depreciation and amortization	0	9,818	8,826	11,482	0
Taxes other than income taxes	48	1,231	280	719	66

Total operating expenses	97	12,102	10,383	393,794	(2,816)

Other income and expenses, net	0	34	30	43	0
Interest expense	2	0	0	0	113
Income tax expense (benefit)	(126)	1,263	1,404	(139,614)	1,760

Net Income (loss)	27	(484)	(543)	(238,147)	943

Exhibit H

STATEMENT OF CASH FLOWS FOR YEAR ENDED DECEMBER 31, 2004

(000’s)

	Allegheny Energy Supply Hunlock Creek, LLC	Allegheny Energy Supply Gleason Generating Facility, LLC	Allegheny Energy Supply Wheatland Generating Facility, LLC	Allegheny Energy Supply Lincoln Generating Facility, LLC	Acadia Bay Energy Company, LLC
Cash Flows from Operations:
Net income (loss)	27	(484)	(543)	(238,147)	943
Depreciation and amortization	0	9,818	8,826	11,482	0
Deferred investment credit and income taxes, net	(553)	22,483	24,534	(24,102)	23,594
(Gain) loss on asset sales and disposals	0	0	0	378,789	0
Other, net	1,100	0	0	0	0
Changes in certain assets and liabilities:
Accounts receivable, net	48	0	0	0	0
Affiliated accounts receivable / payable, net	27	19,867	11,666	17,503	(2,579)
Materials and supplies	0	(54)	(11)	(19)	0
Taxes receivable / accrued, net	(91)	(20,043)	(22,075)	(114,776)	(21,836)
Accounts payable	0	299	(94)	(92)	19
Prepayments	0	0	0	0	0
Interest accrued	0	0	0	0	5
Commodity contract termination costs	0	0	0	0	(259)
Other	0	3	3	(42)	2

Total Cash Flows from Operations	558	31,889	22,306	30,596	(111)

Cash Flows used in Investing:
Capital expenditures	0	(292)	(164)	(231)	0
Other investments	0	0	0	0	0

Total Cash Flows used in Investing	0	(292)	(164)	(231)	0

Cash Flows from (used in) Financing:
Retirement of notes, bonds, and other long-term debt	0	0	0	0	0
Notes payable to parent and affiliates	0	0	0	0	108
Parent company contribution	550	0	0	12	3
Return of parent company capital contribution	0	0	0	0	0
Dividends paid to parent	0	(32,312)	(21,621)	(36,930)	0

Total Cash Flows from (used in) Financing	550	(32,312)	(21,621)	(36,918)	111

Effect of Merger of Subsidiaries on Cash Investments	0	0	0	152	0

Net Change in Cash and Temporary
Cash Investments	1,108	(715)	521	(6,401)	0
Cash and Temporary Cash Investments at January 1	0	2,657	1,734	6,401	0

Cash and Temporary Cash Investments at December 31	1,108	1,942	2,255	0	0

Supplemental cash flow information:
Cash paid during the year for:
Interest (net of amount capitalized)	0	0	0	0	0
Income taxes	519	(2,504)	(1,651)	(2,681)	(1,830)